UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 9, 2014

CUBED, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-171371 (Commission File Number)	37-1603977 (I.R.S. Employer Identification No.)

830 South 4th Street Las Vegas, NV 89101 (Address of principal executive offices) (zip code)

(702) 868-4277 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

WikiTechnologies, Inc.

On May 22, 2014, we entered into a Share Exchange Agreement with WikiTechnologies, Inc., a Delaware corporation.  Pursuant thereto, we planned to acquire all of the issued and outstanding common stock of WikiTechnologies in exchange for 1,200,000 newly issued shares of our common stock, together with a total payment of $1,500,000 in cash.  On October 7, 2014, we received a Notice of Default from WikiTechnologies alleging that we had not fulfilled our obligations under the Share Exchange Agreement and that the purchase had not been consummated.  We elected to rescind the acquisition and seek damages against WikiTechnologies and the sellers for the portion of the purchase price we have delivered to them, namely $500,000 cash and 1,200,000 shares of our common stock.

On November 9, 2014, we entered into a Settlement Agreement, Waiver and Mutual Release with WikiTechnologies.  Pursuant to the Release, the parties cancelled the Share Exchange and we returned all shares of WikiTechnologies’ common stock received in contemplation of the transaction.  In exchange, WikiTechnologies agreed to (i) return 1,200,000 shares of our common stock (ii) deliver 30 shares of WikiTechnologies’ common stock, representing 3% of its issued and outstanding common stock, and (iii) pay us $25,000 when WikiTechnolgoies raises $100,000 in capital or December 31, 2014, whichever occurs later.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

 (d)  Exhibits

10.1	Share Exchange Agreement with WikiTechnologies, Inc. (1)

10.2	Settlement Agreement, Waiver and Mutual Release with WikiTechnologies, Inc.

(1)  Incorporated by reference from our Current Report on Form 8-K dated and filed with the Commission on May 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cubed, Inc.

Dated: November 11, 2014	/s/ Joseph White
By: Joseph White
Its: President and Chief Executive Officer

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